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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Schmidt                         Ronald                 D.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

 10407 Fawns Way


--------------------------------------------------------------------------------
                                    (Street)

 Eden Prairie                         MN                55347

--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Artesyn Technologies, Inc. (ATSN)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                   2A.                           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
1.             2.                  Deemed           3.           ------------------------------- of Issuer's    (D) or    Indirect
Title of       Transaction         Execution        Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Security       Date                Date, if any     Code             Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)     (mm/dd/yy)          (mm/dd/yy)       (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     386,997         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     267,000         I        By Part-
                                                                                                                          nership
------------------------------------------------------------------------------------------------------------------------------------
Common Stock   12/14/02                             G                3,628       A                21,554         I        By Spouse
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                          (Over)

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                            5.                             7.                        ative     Deriv-   11.
               sion                               Number of                      Title and Amount          Secur-    ative    Nature
               or                3A               Derivative    6.               of Underlying     8.      ities     Secur-   of
               Exer-             Deem-            Securities    Date             Securities        Price   Bene-     ity:     In-
               cise     3.       ed Exe-          Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct   direct
               Price    Trans-   cution  4.       or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or   Bene-
1.             of       action   Date,   Trans-   of(D)         (Month/Day/Year)         Amount    ative   at End    In-      ficial
Title of       Deriv-   Date     if any  action   (Instr. 3,    ----------------         or        Secur-  of        direct   Owner-
Derivative     ative    (Month/  (Month/ Code     4 and 5)      Date     Expira-         Number    ity     Year      (I)      ship
Security       Secur-   Day/     Day/    Instr.   ------------  Exer-    tion            of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Year)   8)       (A)   (D)     cisable  Date    Title   Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified   $7.2800 05/09/02          A      10,000        05/09/03 05/09/12  Common   10,000           10,000    D
Stock Option                                                                      Stock
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $15.7900                                                 05/01/11  Common   10,000           10,000    D
Stock Option                                                                      Stock
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $18.2500                                                 05/06/09  Common   10,000           10,000    D
Stock Option                                                                      Stock
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $21.2500                                        05/06/09 05/06/08  Common   10,000           10,000    D
Stock Option                                                                      Stock
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $23.8125                                                 05/04/10  Common   10,000           10,000    D
Stock Option                                                                      Stock
(right to
buy)
====================================================================================================================================

Explanation of Responses:


        /s/ Giselle Hurwitz                                 January 15, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        By:  GISELLE HURWITZ
        For: RONALD D. SCHMIDT

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.